As filed with the Securities and Exchange Commission on May 13, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VULCAN MATERIALS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	1200 Urban Center Drive Birmingham, Alabama 35242	20-8579133
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification Number)

VULCAN MATERIALS COMPANY

2016 OMNIBUS LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Jerry F. Perkins Jr., Esquire

General Counsel and Secretary

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

(205) 298-3000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $1.00 per share	8,000,000	$113.68	$909,440,000	$91,581

(1)	This amount represents 8,000,000 shares of common stock of Vulcan Materials Company (the “Company”) approved for issuance under the Vulcan Materials Company 2016 Omnibus Long-Term Incentive Plan. This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rules 457(c) and (h)(1) of the Securities Act, based on the average ($113.68) of the high ($114.85) and low ($112.51) prices of the Company’s common stock on May 6, 2016, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

Vulcan Materials Company (the “Company”) has prepared this Registration Statement (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 8,000,000 shares of common stock of the Company authorized for issuance under the Vulcan Materials Company 2016 Omnibus Long-Term Incentive Plan (the “2016 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registration Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of this Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 25, 2016;

(b) The information contained in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 29, 2016 and incorporated into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015;

(c) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on May 4, 2016;

(d) The Company’s Current Reports on Form 8-K filed with the Commission on January 7, 2016, February 18, 2016, and April 29, 2016;

(e) The description of the Company’s common stock, par value $1.00 per share, contained in the Company’s Registration Statement on Form S-3 (Reg. No. 333-202769), filed with the Commission on March 16, 2015, including any amendment or report filed for the purpose of updating such description; and

(f) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the period referred to in (a), above.

All documents subsequently filed by the Company with the Commission under Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Jerry F. Perkins Jr. is the General Counsel and Secretary of the Registrant and, as a result of such relationship, could be deemed to have a substantial interest in the Registrant. In addition, Mr. Perkins holds common stock of the Registrant and performance share units and stock appreciation rights with respect to common stock of the Registrant.

Item 6.	Indemnification of Directors and Officers.

Section 14A:3-5 of the New Jersey Business Corporation Act (the “NJBCA”) empowers a New Jersey corporation to indemnify present and former directors, officers, employees or agents of the corporation and certain other specified persons (each an “Indemnitee”). For proceedings involving the Indemnitee in his capacity as a director, officer, employee or agent of the corporation, indemnification against expenses and liabilities may be made so long as the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. In criminal proceedings, the Indemnitee must further have had no reasonable cause to believe his conduct was unlawful. In proceedings by or in the right of the corporation, the corporation may indemnify the Indemnitee for expenses so long as the Indemnitee is not found liable to the corporation (in which case, indemnification may only be made to the extent that the court in which the action was brought determines that indemnification is proper). Corporations shall indemnify Indemnitees to the extent the Indemnitee is successful on the merits or otherwise of the proceeding or in defense of any claim or matter therein. Unless indemnification is ordered by a court, it shall generally be made only when the corporation’s Board of Directors (or shareholders if the corporation’s charter, bylaws or Board resolution so directs) determines that the applicable standards of conduct have been met by the Indemnitee. The NJBCA further provides that additional indemnification may be provided to an Indemnitee pursuant to a corporation’s charter, bylaws, agreement, shareholder vote or otherwise, unless a final adjudication of the matter establishes that the Indemnitee’s acts or omissions were in breach of his duty of loyalty to the corporation or its shareholders, were not in good faith or involved a knowing violation of law or resulted in receipt by the Indemnitee of an improper personal benefit. Corporations may also limit the indemnification provided to Indemnitees pursuant to the NJBCA in their charter, bylaws, Board or shareholder resolutions, an agreement or other proper corporate action. Corporations may also purchase indemnification insurance for their Indemnitees. The Company has purchased such insurance on behalf of its directors and officers.

Article IX of the Company’s Restated Certificate of Incorporation provides that no director or officer shall be liable to the Company or any of its shareholders for monetary damages for breach of any duty owed as a director or officer to the Company or any of its shareholders, except to the extent that such exemption from liability or limitation thereof is not permitted under the NJBCA.

Article IV of the By-Laws of the Company further provides that the Company shall indemnify the follows persons to the fullest extent permitted by the NJBCA:

(i)	any person who is or was a director, officer, employee or agent of the Company;

(ii)	any person who is or was a director, officer, employee or agent of any constituent corporation absorbed by the Company in a consolidation or merger to the extent that the (A) the constituent corporation was obligated to indemnify such person at the effective date of the merger or (B) the claim or potential claim of such person for indemnification was expressly disclosed to the Company and the Company agreed to such payments in the operative merger documents;

(iii)	any person who is or was serving at the request of the Company in any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprises; and

(iv)	the legal representative of any of the foregoing persons (a “Corporate Agent”).

The Company shall not provide indemnification (i) to any bank, trust company, insurance company, partnership or other entity, or any director, officer, employee or agent thereof or (ii) to any other person who is not a director, officer or employee of the Company, in respect of any service by such person or entity, whether at the request of the Company or by agreement therewith, as investment advisor, actuary, custodian, trustee, fiduciary or consultant to any employee benefit plan.

To the extent that any right of indemnification granted under the By-Laws requires a determination that a Corporate Agent shall have been successful on the merits or otherwise in any Proceeding (as hereinafter defined) or in defense of any claim, issue or matter therein, the Corporate Agent shall be deemed to have been “successful” if, without any settlement having been made by the Corporate Agent, (i) such Proceeding shall have been dismissed or otherwise terminated or abandoned without any judgment or order having been entered against the Corporate Agent, (ii) such claim, issue or other matter therein shall have been dismissed or otherwise eliminated or abandoned as against the Corporate Agent, or (iii) with respect to any threatened Proceeding, the Proceeding shall have been abandoned or there shall have been a failure for any reason to institute the Proceeding within a reasonable time after the same shall have been threatened or after any inquiry or investigation that could have led to any such Proceeding shall have been commenced. The Board of Directors or any authorized committee thereof shall have the right to determine what constitutes a “reasonable time” or an “abandonment” for purposes of this paragraph, and any such determination shall be conclusive and final.

To the extent that any right of indemnification granted under the By-Laws requires a determination that the Corporate Agent has been involved in a Proceeding by reason of his or her being or having been a Corporate Agent, the Corporate Agent shall be deemed to have been so involved if the Proceeding involves action allegedly taken by the Corporate Agent for the benefit of the Company or in the performance of his or her duties or the course of his or her employment with the Company.

For purposes of the By-Laws, “Proceeding” is defined as any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

The indemnification rights described above are not exclusive of any other rights to which a Corporate Agent may be entitled. Any amendment, modification, alteration or repeal of Article IV that in any way adversely affects or eliminates any indemnification right may only be prospective and shall not in any way adversely affect or eliminate an indemnification right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Number	Description

4.1	Certificate of Incorporation (Restated 2007) of the Company (formerly known as Virginia Holdco, Inc.), incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 16, 2007.

4.2	Amended and Restated By-Laws of the Company, incorporated herein by reference to Exhibit 3(b) to the Company’s Annual Report on Form 10-K filed with the Commission on February 27, 2015.

5	Opinion of Jerry F. Perkins Jr., as to the legality of the common stock being registered.

23.1	Consent of Jerry F. Perkins Jr. (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included on signature page).

99	Vulcan Materials Company 2016 Omnibus Long-Term Incentive Plan.

Item 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Vulcan Materials Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on this 13th day of May, 2016.

VULCAN MATERIALS COMPANY

By:	/s/ J. Thomas Hill
J. Thomas Hill
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned authorizes J. Thomas Hill and John R. McPherson, or either of them severally, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file any and all amendments to the Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of May 13, 2016.

/s/ J. Thomas Hill		/s/ John R. McPherson
Name:	J. Thomas Hill	Name:	John R. McPherson
Title:	Chairman, President and Chief Executive Officer (Principal Executive Officer)	Title:	Executive Vice President and Chief Financial and Strategy Officer (Principal Financial Officer)

/s/ Ejaz A. Khan		/s/ Elaine L. Chao
Name:	Ejaz A. Khan	Name:	Elaine L. Chao
Title:	Vice President, Controller and Chief Information Officer (Principal Accounting Officer)	Title:	Director

/s/ Thomas A. Fanning		/s/ O. B. Grayson Hall, Jr.
Name:	Thomas A. Fanning	Name:	O. B. Grayson Hall, Jr.
Title:	Director	Title:	Director

/s/ Cynthia L. Hostletler		/s/ Douglas J. McGregor
Name:	Cynthia L. Hostetler	Name:	Douglas J. McGregor
Title:	Director	Title:	Director

/s/ Richard T. O’Brien		/s/ James T. Prokopanko
Name:	Richard T. O’Brien	Name:	James T. Prokopanko
Title:	Director	Title:	Director

/s/ Lee J. Styslinger, III		/s/ Vincent J. Trosino
Name:	Lee J. Styslinger, III	Name:	Vincent J. Trosino
Title:	Director	Title:	Director

/s/ Kathleen Wilson-Thompson
Name:	Kathleen Wilson-Thompson
Title:	Director

EXHIBIT INDEX

to

Registration Statement on Form S-8 of

Vulcan Materials Company

Number	Description

4.1	Certificate of Incorporation (Restated 2007) of the Company (formerly known as Virginia Holdco, Inc.), incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 16, 2007.

4.2	Amended and Restated By-Laws of the Company, incorporated herein by reference to Exhibit 3(b) to the Company’s Annual Report on Form 10-K filed with the Commission on February 27, 2015.

5	Opinion of Jerry F. Perkins Jr., as to the legality of the common stock being registered.

23.1	Consent of Jerry F. Perkins Jr. (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included on signature page).

99	Vulcan Materials Company 2016 Omnibus Long-Term Incentive Plan.